EXHIBIT 10.3

NACCO INDUSTRIES, INC.
UNFUNDED BENEFIT PLAN
(Amended and Restated as of January 1, 2014)

NACCO Industries, Inc. does hereby amend and restate the NACCO Industries, Inc. Unfunded Benefit Plan on the terms and conditions described hereinafter, effective as of January 1, 2014.
Article I.     PREFACE

Section 1.01    Effective Date. The effective date of this restatement of the Plan is January 1, 2014.

Section 1.02    Purpose of the Plan. For periods prior to January 1, 2008, the purpose of the Plan was to provide for certain Employees the benefits they would have received under the Profit Sharing Plan but for (a) the dollar limitation on Compensation taken into account under the Profit Sharing Plan as a result of Section 401(a)(17) of the Code, (b) the limitations imposed under Section 415 of the Code, and (c) the limitations under Sections 402(g), 401(k)(3) and 401(m) of the Code.

Section 1.03    Governing Law. The Plan shall be regulated, construed and administered under the laws of the State of Ohio, except when preempted by federal law.

Section 1.04    Gender and Number. For purposes of interpreting the provisions of the Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

Section 1.05    Code Section 409A. It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Company does not guarantee to the Participant or any Beneficiary any particular tax result with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.

Section 1.06    Benefit Freeze/Plan Termination. All Excess Retirement Benefits under the Plan shall be frozen as of December 31, 2007; provided, however, that earnings shall continue to be credited on all Sub-Accounts after such date, as specified in the Plan. The Plan shall automatically terminate when the Participants receives payment of his Account balance hereunder.

Article II.     DEFINITIONS
Except as otherwise provided in the Plan, terms defined in the Profit Sharing Plan as it may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of the Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of the Plan.
Section 2.01    Account shall mean the record maintained by the Company in accordance with Section 4.01 as the sum of the Participant's Excess Retirement Benefits hereunder.

Section 2.02    Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under the Plan, in accordance with the provisions of Article VIII hereof.

Section 2.03    Change in Control shall mean the occurrence of an event described in Appendix A hereto.

Section 2.04    Committee shall mean the Compensation Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer the Plan in accordance with Article X.

Section 2.05    Company shall mean NACCO Industries, Inc. or any entity that succeeds NACCO Industries, Inc. by merger, reorganization or otherwise.

Section 2.06    Compensation shall have the same meaning as under the Profit Sharing Plan, except that Compensation shall be deemed to include (i) the amount of compensation deferred by the Participant under the Plan and (ii) amounts in excess of the limitation imposed by Code Section 401(a)(17).

Section 2.07    Excess Retirement Benefit or Benefit shall mean an Excess Profit Sharing Benefit, Excess 401(k) Benefit or Excess Matching Benefit (as described in Article III) that is payable to or with respect to a Participant under the Plan.

Section 2.08    Key Employee. The Participant shall be classified as a Key Employee for purposes of Code Section 409A as long as the stock of the Company is publically traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.

Section 2.09    Participant shall mean Alfred M. Rankin, Jr.

Section 2.10    Plan shall mean the NACCO Industries, Inc. Unfunded Benefit Plan, as herein set forth or as duly amended.

Section 2.11    Plan Administrator shall mean the NACCO Industries, Inc. Benefits Committee (the “Benefits Committee”).

Section 2.12    Plan Year shall mean the calendar year.

Section 2.13    Prior Plan shall mean the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (for the period from January 1, 1995 through August 31, 2000) and The North American Coal Corporation Deferred Compensation Plan for Management Employees (for the period prior to January 1, 1995).

Section 2.14    Profit Sharing Plan shall mean the NACCO Materials Handling Group, Inc. Profit Sharing Retirement Plan or any successor thereto.

Section 2.15    ROTCE shall mean the consolidated return on total capital employed of the Company as determined by the Company for a particular Plan Year.

Section 2.16    ROTCE Table Rate. Beginning in 2014, the ROTCE Table Rate shall mean the interest rate determined under an annual “ROTCE Table” and related interpolation rules that are adopted and approved by the Committee within the first 90 days of each Plan Year and is based on ROTCE for such Plan Year.

Section 2.17    Termination of Employment means, with respect to the Participant’s relationship with the Company and the Controlled Group Members, a separation from service as defined under Code Section 409A (and the regulations and other guidance issued thereunder).

Section 2.18    Valuation Date shall mean the last day of each calendar month and/or any other date chosen by the Plan Administrator.

Article III.
    EXCESS RETIREMENT BENEFITS - CALCULATION OF AMOUNT

Section 3.01    Excess Profit Sharing Benefits.

(a)In General. The Company credited to a Sub-Account (the "Excess Profit Sharing Sub-Account") established for the Participant an amount equal to the excess, if any, of (i) the amount of the Company's Profit Sharing Contribution which would have been made to the profit sharing portion of the Profit Sharing Plan on behalf of the Participant if (1) such Plan did not contain the limitations imposed under Sections 401(a)(17) and 415 of the Code and (2) the term "Compensation" (as defined in Section 2.06 hereof) were used for purposes of determining the amount of profit sharing contributions under the Profit Sharing Plan, over (ii) the amount of the Company's Profit Sharing Contribution that was actually made to such Plan on behalf of the Participant for such Plan Year (the "Excess Profit Sharing Benefits"). The last Excess Profit Sharing Benefits credited to the Excess Profit Sharing Sub-Account were for the 2007 Plan Year.

(b)Minimum Benefit. Notwithstanding the foregoing, the Account balance of the Participant shall in no event be less than the amount credited to the Participant's account under the Prior Plan.

Section 3.02    Basic and Additional Excess 401(k) Benefits.

(a)Amount of Excess 401(k) Benefits. On or prior to each December 31st, by completing an approved deferral election form, the Participant was able to direct the Company to reduce his Compensation for the next Plan Year, by an amount equal to the difference between (i) a specified percentage, in 1% increments, with a maximum of 25%, of his Compensation for the Plan Year, and (ii) the maximum Before-Tax Contributions actually permitted to be contributed for him to the Profit Sharing Plan for such Plan Year by reason of the application of the limitations under Sections 402(g), 401(a)(17) and 401(k)(3) of the Code. All amounts deferred under this Section shall be referred to herein collectively as the "Excess 401(k) Benefits." The last Excess 401(k) Benefits credited to the Excess 401(k) Sub-Accounts hereunder were credited as of December 31, 2007.

(b)Classification of Excess 401(k) Benefits. The Excess 401(k) Benefits for a particular Plan Year were calculated monthly and were further divided into the "Basic Excess 401(k) Benefits" and the "Additional Excess 401(k) Benefits" as follows:

1.
The Basic Excess 401(k) Benefits were determined by multiplying each Excess 401(k) Benefit by a fraction, the numerator of which is the lesser of the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year or 7% and the denominator of which is the percentage of Compensation elected to be deferred; and

2.
The Additional Excess 401(k) Benefits (if any) were determined by multiplying each Excess 401(k) Benefit by a fraction, the numerator of which is the excess (if any) of the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year over 7%, and the denominator of which is the percentage of Compensation elected to be deferred.

3.
The Basic Excess 401(k) Benefits were credited to the Basic Excess 401(k) Sub-Account under the Plan and the Additional Excess 401(k) Benefits were credited to the Additional Excess 401(k) Sub-Account hereunder.

Section 3.03    Excess Matching Benefits. The Participant was credited an amount to his Basic Excess Matching Sub-Account equal to the Matching Employer Contributions attributable to the Basic Excess 401(k) Benefits that he was prevented from receiving under the Profit Sharing Plan because of the limitations of Code Sections 402(g), 401(a)(17), 401(k)(3) and 401(m) of the Code or as a result of his deferral of Compensation hereunder (the "Excess Matching Benefits"). The last Excess Matching Benefits credited to the Basic Excess Matching Sub-Account were those credited for the 2007 Plan Year.

Article IV.
ACCOUNTS

Section 4.01    Participants' Accounts. The Company shall establish and maintain on its books an Account for the Participant which shall contain the following entries:

(a)Credits to an Excess Profit Sharing Sub-Account for the Excess Profit Sharing Benefits described in Section 3.01, which were credited to the Sub-Account at the time the Profit Sharing Contributions were otherwise credited to the Participant’s accounts under the Profit Sharing Plan.
(b)Credits to a Basic or Additional Excess 401(k) Sub-Account for the Basic and Additional Excess 401(k) Benefits described in Section 3.02, which were credited to the Sub-Account when the Participant was prevented from making a Before-Tax Contribution under the Profit Sharing Plan.
(c)Credits to a Basic Excess Matching Sub-Account for the Basic Excess Matching Benefits described in Section 3.03, which amounts were credited to the Sub-Account when the Participant was prevented from receiving Matching Employer Contributions under the Profit Sharing Plan.
(d)Credits to the appropriate Sub-Account of the Participant of the amount of any and all liabilities of the Company under the Prior Plan that were transferred to the Plan.
(e)Credits to all Sub-Accounts for the earnings described in Article V and the uplift described in Article VI.
(f)Debits for any distributions made from the Sub-Accounts.

     Article V.
EARNINGS

Section 5.01    Earnings. Except as otherwise described in the Plan, for periods on and after January 1, 2014, at the end of each calendar month during a Plan Year, all Sub-Accounts of the Participant shall be credited with an amount determined by multiplying the Participant’s average Sub-Account balance during such month by 2%. Notwithstanding the foregoing:

(i)    No earnings shall be credited for the month in which the Participant receives the distribution of the principle amount of his Sub-Accounts.
(ii)    In the event that the ROTCE Table Rate determined for such Plan Year exceeds 2%, the Basic Excess 401(k) Sub-Account and Excess Matching Sub-Account shall retroactively be credited with the excess (if any) of (1) the amount determined by multiplying the Participant's average Sub-Account balance during each month of such Plan Year by the ROTCE Table Rate determined for such Plan Year, compounded monthly over (2) 2%. In the event of the Participant’s Termination of Employment during a Plan Year, the ROTCE Table Rate calculation shall be made as of the last day of the month immediately preceding the date of the Participant’s Termination of Employment during a Plan Year and shall be based on the year-to-date ROTCE Table Rate for the month ending prior to the date the Participant incurred a Termination of Employment, as calculated by the Committee, in its sole discretion. For any subsequent month following such Termination, such ROTCE Table Rate calculation shall not apply.
(iii) Notwithstanding anything in the Plan to the contrary, any interest credited to the Participant’s Account with respect to 2013 or prior Plan Years will be provided under the terms and conditions of the Plan as it existed on December 31, 2013.
Section 5.02    Changes in/Limitations on Earnings Assumption.
(a)The Company (with the approval or ratification of the Committee) may change (but not suspend) the earnings rate credited on Accounts under the Plan at any time.
(b)Notwithstanding any provision of the Plan to the contrary, in no event will earnings on Accounts for a Plan Year be credited at a rate that exceeds 14%.

Article VI.
VESTING
Section 6.01    Vesting. The Participant shall always be 100% vested in all amounts credited to his Account hereunder.

Article VII.
DISTRIBUTION OF BENEFITS TO PARTICIPANTS
Section 7.01    Time and Form of Payment.

(a)Except as otherwise specified in Sections 7.01(b) or 7.02, all amounts allocated to the Participant’s Sub-Accounts shall be paid to the Participant (or his Beneficiary, if applicable) in accordance with the following rules: (i) his Account balance as of December 31, 2007 (after adjustment for the ROTCE earnings for 2007) shall automatically be paid in the form of a single lump sum payment on the date of his Termination of Employment and (ii) the earnings that are credited to his Account for each Plan Year commencing on or after January 1, 2008, increased by 15%, shall automatically be paid in the form of annual lump sum payments during the period from January 1st through March 15th of the immediately following Plan Year. Notwithstanding the foregoing, during the Plan Year in which the Participant receives the payment of his frozen Account balance pursuant to clause (i) of the preceding sentence, he shall also receive payment of the pro-rata earnings for such Plan Year (calculated through the last day of the month prior to the payment date) and the corresponding 15% uplift at the same time that he receives payment of such frozen Account balance.
(b)Notwithstanding the foregoing, in the event of a Change in Control, all remaining amounts allocated to the Account of the Participant (including pro-rata earnings for the Plan Year in which the Change in Control occurs) shall be paid in the form of a lump sum payment during the period that is t hirty days prior to, or within two (2) business days after, the date of the Change in Control, as determined by the Committee. Notwithstanding anything in the Plan to the contrary, the earnings credited to a Participant’s Account for the year in which a Change in Control occurs shall be calculated as of the last day of the month prior to the date of the Change in Control. When making such calculation, the ROTCE Table Rate calculation for the year in which a Change in Control occurs shall be based on the year-to-date ROTCE Table Rate for the month ending prior to the date of the Change in Control, as determined by the Committee in its sole discretion.

Section 7.02    Other Payment Rules and Restrictions.
(a)Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Company reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Company reasonably anticipates that making the payment will not cause such violation.
(b)Delayed Payments Due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, the Company shall not be required to make any payment hereunder to the Participant or any Beneficiary if the making of the payment would jeopardize the ability of the Company to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Company are sufficient to make the payment without jeopardizing the going concern status of the Company.
(c)Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to Key Employees made on account of a Termination of Employment may not be made before the 1st day of the 7th month following Termination of Employment (or, if earlier, the date of death) except for payments made on account of (i) a QDRO (as specified in Section 9.04) or (ii) a conflict of interest or the payment of FICA taxes (as specified in Subsection (e) below). Any Benefits that are otherwise payable to the Key Employee during the 6-month period following his Termination of Employment shall be accumulated and paid in a lump sum make-up payment within 10 days following the end of such 6-month period.
(d)Time of Payment/Processing. Except as described in Sections 7.01(b) or 7.02(c), all payments under the Plan shall be made on, or within 90 days of, the specified payment date.
(e)Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed on Benefits hereunder under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
(f)Withholding Taxes. To the extent required by applicable law, the Company shall withhold from the Excess Retirement Benefits hereunder any income, employment or other taxes required to be withheld there from by any government or government agency.

Section 7.03    Additional Payments.

(a)At the time described in clause (b) of this Section 7.03, the Company shall pay to the Participant (i) an amount equal to the positive difference, if any, of I minus II (the “Income Tax Payment”), plus (ii) an additional amount such that, after payment by the Participant of all applicable f ederal, state and local income taxes and employment (e.g., FICA) taxes on the Income Tax Payment, the Participant will retain an amount equal to the Income Tax Payment (the “Gross-Up Payment”). For purposes of this Section 7.03:

I =
The Participant’s federal, state and local income tax and employment (e.g., FICA) tax liability with respect to the payment of the amount described in Section 7.01(a)(i) (the “Frozen Account Balance”); and

II =
The amount of federal, state and local income tax employment (e.g., FICA) tax liability the Participant would have incurred with respect to the payment of the Participant’s Frozen Account Balance if the Frozen Account Balance had been paid to the Participant during the 2008 Plan Year.

For purposes of calculating the amounts described in I and II above and determining the Gross-Up Payment, the Participant will be considered to pay (1) federal income taxes at the highest rate in effect in the applicable year and (2) state and local income taxes at the highest rate in effect in the state or locality in which the applicable payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. All determinations required to be made under this Section 7.03 shall be made by the Company in consultation with the Participant.
(b)The payment described in paragraph (a) of this Section 7.03 shall be made at the same time as the payment described in Section 7.01(a) or 7.01(b), whichever is applicable.

Article VIII.
BENEFICIARIES
Section 8.01    Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant's death. Separate Beneficiary designations may be made for (a) the Excess 401(k) and Matching Benefits and (b) the Excess Profit Sharing Benefits. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant for his Excess Retirement Benefits shall be his beneficiary under the Profit Sharing Plan. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant's Beneficiary unless the Participant's designation specifically provided to the contrary. If two or more persons designated as a Participant's Beneficiary are in existence with respect to a single Sub-Account, the amount of any payment to the Beneficiary under the Plan shall be divided equally among such persons unless the Participant's designation specifically provides for a different allocation.
Section 8.02    Change in Beneficiary. The Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. A change in Beneficiary hereunder may be made regardless of whether such a change is also made under the Profit Sharing Plan. Any change in Beneficiary shall be made by giving written notice thereof to the Plan Administrator and any change shall be effective only if received prior to the death of the Participant.
Section 8.03    Distributions to Beneficiaries. Excess Retirement Benefits payable to the Participant's Beneficiary shall be equal to the balance in the applicable Sub-Account of the Participant on the Valuation Date preceding the date of the distribution of the Sub-Account to the Beneficiary. Excess Retirement Benefits payable to a Beneficiary shall be paid in the form of a lump sum payment on the date such benefits would otherwise have been paid to the Participant under Article VII.

Article IX.
MISCELLANEOUS
Section 9.01    Expenses. Expenses of administering the Plan shall be paid by the Company.
Section 9.02    Limitation on Rights of Participants and Beneficiaries ‑ No Lien. The Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of the Participant or any Beneficiary on any assets of the Company. The Company shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Company for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company prior to the time that such assets are paid to the Participant or any Beneficiary as provided herein. The Participant and each Beneficiary shall have the status of a general unsecured creditor of the Company.
Section 9.03    Payment to Guardian. If a Benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such Benefit.
Section 9.04    Anti-Assignment/Early Payment in the Event of a QDRO.
(a)No right or interest under the Plan of the Participant or any Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
(b)Notwithstanding any provision of the Plan to the contrary, the Plan Administrator shall honor a “qualified domestic relations order” (QDRO) from a state domestic relations court that requires the payment of all or a part of the Participant's or any Beneficiary's Account under the Plan to an "alternate payee" as defined in Code Section 414(p).
Section 9.05    Severability. If any provision of the Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
Section 9.06    Effect on other Benefits. Benefits payable to or with respect to the Participant under the Profit Sharing Plan or any other Company sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under the Plan.

Article X.
ADMINISTRATION OF PLAN
Section 10.01    Administration. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (a) to determine whether a particular employee is a Participant and (b) to determine if a person is entitled to Benefits hereunder and, if so, the amount and duration of such Benefits. The Plan Administrator's determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Sections 10.03 and 10.04 hereof. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Benefits, to a named administrator or administrators.
Section 10.02    Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Sections 10.03 and 10.04 hereof, be final and binding on all persons.
Section 10.03    Claims Procedures. The Plan Administrator shall determine the rights of a person to any Benefits hereunder. Any person who believes that he has not received the Benefits to which he is entitled under the Plan may file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing. A denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include: (a) the specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the claim review procedure and the time limits applicable thereto (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review). A claimant whose claim is denied (or his duly authorized representative) who wants to contest that decision must file with the Plan Administrator a written request for a review of such claim within 60 days after receipt of denial of a claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, the Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the Committee (or its delegate) shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 10.01 above. The Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
Section 10.04    Revocability of Prior Action. Any action taken by the Plan Administrator, the Committee or the Company with respect to the rights or benefits under the Plan of any person shall be revocable as to payments not yet made to such person. In addition, the acceptance of any Benefits under the Plan constitutes acceptance of and agreement to the Plan Administrator's, Committee’s or the Company's making any appropriate adjustments in future payments to any person (or to recover from such person) any excess payment or underpayment previously made to him or on his behalf.
Section 10.05    Amendment. Subject to Section 10.07, the Company (with the approval or ratification of the Committee) does hereby reserve the right to amend, at any time, any or all of the provisions of the Plan, without the consent of the Participant, Beneficiary or any other person. Any such amendment shall be expressed in an instrument executed by an officer of the Company on the order of the Committee and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.
Section 10.06    Termination. Subject to Section 10.07, the Committee does hereby reserve the right to terminate the Plan at any time without the consent of the Participant, Beneficiary or any other person. Such termination shall be expressed in an instrument executed by an officer of the Company on the order of the Committee and shall become effective as of the date designated in such instrument, or if no date is specified, on the date of its execution. In the event of a termination of the Plan (or any portion thereof), the Company, in its sole and absolute discretion, shall have the right to change the time of distribution of the Participant’s Excess Retirement Benefits, including requiring that all amounts credited to the Participant’s Account hereunder be immediately distributed in the form of a lump sum payment; provided such action is permitted under Code Section 409A and the Treasury Regulations thereunder.
Section 10.07     Limitations on Amendment and Termination. Notwithstanding the foregoing provisions of this Article, no amendment or termination of the Plan shall, without the written consent of the Participant (or, in the case of his death, his Beneficiary), (a) reduce the amount of any Excess Retirement Benefit under the Plan of the Participant or any Beneficiary as of the date of the amendment or termination or (b) alter the time of payment provisions described in Article VII of the Plan, except for any amendments that are required to bring such provisions into compliance with the requirements of Code Section 409A or that accelerate the time of payment. The foregoing limitations shall not prevent the Committee from making any other changes to the Plan including, without limitation, (i) changing the earnings rate that is credited to the Participant’s Account under Article V and/or (ii) changing or eliminating the amount of the uplift described in Section 7.01(a).

EXECUTED, this 10th day of February, 2014.

NACCO INDUSTRIES, INC.

By:	/s/ J.C. Butler, Jr.
J.C. Butler, Jr.
Senior Vice President - Finance, Treasurer and Chief Administrative Officer

Appendix A.    Change in Control.

Change in Control. The term “Change in Control” shall mean the occurrence of (i), (ii) or (iii) below; provided that such occurrence occurs on or after January 1, 2014 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:
i. Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A) directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B) by any Person pursuant to an Excluded NACCO Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):

(A) the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B) at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.

III. Definitions. The following terms as used herein shall be defined as follow:

1. “Incumbent Directors” means the individuals who, as of December 31, 2013, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a‑12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2. “Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.